Exhibit 99.1

GSI Technology, Inc. Announces Third-Quarter Fiscal 2009 Results

SANTA CLARA, Calif.--February 5, 2009--GSI Technology, Inc. (Nasdaq:GSIT) today announced financial results for the third quarter of its fiscal year ending March 31, 2009.

For the quarter ended December 31, 2008, the company reported net revenues of $14.0 million and net income of $1.5 million, or $0.05 per diluted share, compared to net revenues of $14.0 million and net income of $1.7 million, or $0.06 per diluted share, in the third quarter of fiscal 2008. This represents the company's twenty-first consecutive quarter of profitability.

Net revenues declined by $3.1 million, or 17.9%, compared to $17.1 million in the second quarter of fiscal 2009, and net income decreased by $2.1 million, or 58.3%, compared to $3.6 million in the prior quarter. At $3.6 million, third-quarter direct and indirect sales to Cisco Systems, the company's largest customer, were $0.6 million lower than the $4.2 million reported in the prior quarter. The sequential decline in Cisco revenues, like the decline in the Company’s total revenues, reflects the impact of the current credit crisis and the slowing world economy on the company's customers.

Sales of the company's SigmaQuad products represented approximately 14.9% of shipments in the third quarter of fiscal 2009, compared to approximately 10.2% in the second quarter and 8.2% in the first quarter of fiscal 2009. For the nine months ended December 31, 2008, SigmaQuad products accounted for 10.8% of total shipments and were 221% higher than in the first nine months of fiscal 2008.

Gross margin and operating margin were 42.7% and 15.1%, respectively, in the third quarter compared to 45.7% and 24.0%, respectively, in the second quarter of fiscal 2009; a year ago, gross margin and operating margin were 39.7% and 14.4%, respectively.

Selling, general and administrative expenses were $2.2 million, or 15.6% of net revenues in the third quarter, compared to $2.4 million, or 13.9% of net revenues, in the second quarter, and $2.5 million, or 17.7% of net revenues, a year ago. The year-over-year decrease is primarily attributable to a decrease in outside consulting expenses related to implementation of the company's enterprise resource planning (ERP) system and Sarbanes-Oxley Act compliance.

"On balance, we are pleased with our financial performance during what was an extremely challenging period across virtually all sectors of the economy," said Lee-Lean Shu, the company’s Chairman and Chief Executive Officer. "The sequential decline in operating results was not unexpected and reflects a decline in demand for the company's products in line with the softening global economy. Fortunately, our higher-density products continue to do relatively well and were largely responsible for that fact that, despite the decline in revenue, we were able to meet our expectations regarding gross margin. Margins also were helped by the continued strength in the military/defense sector, which was not SigmaQuad related, which accounted for 20.0% of revenue during the current quarter compared to 15.9% in the second quarter, and demand for high-density 36- and 72-megabit SRAMs remained reasonably solid."

At December 31, 2008, inventory was $13.5 million compared to $15.6 million at the end of the second quarter.

Total third-quarter pre-tax stock-based compensation expense was $348,000 compared to $309,000 in the second quarter and $387,000 in the comparable period a year ago.

At December 31, 2008, the company had $47.6 million in cash, cash equivalents and short-term investments, $15.1 million in long-term investments, $63.8 million in working capital, no debt, and stockholders’ equity of $84.7 million.

On November 6, 2008, the Board of Directors authorized the repurchase, at management’s discretion, of up to $10 million of the company’s common stock. Under the repurchase program, the company may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended December 31, 2008 the company repurchased 869,414 shares at an average price of $2.88.

Outlook for Fourth-Quarter Fiscal 2009

"The current economic environment is without question the most challenging in the company's fourteen-year history, and forecasting quarterly results is more difficult than ever," said Shu. "With that understood, we currently expect to see another modest sequential decline in revenues in the fourth quarter, with total net revenues in the range of $11.0 million to $11.7 million. Gross margin is expected to be in the range of 36.0% to 38.0%. Operating expenses are expected to increase approximately $400,000 in comparison to the December quarter as we incur additional expenses related to research and development projects."

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more- information, please visit www.gsitechnology.com.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2008 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PST (4:30 p.m. EST) today, February 5, 2009. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 83012342. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these Web sites will archive the call.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2008	2007	2008	2007

Net Revenues	$14,030	$17,094	$13,978	$48,468	$37,955
Cost of goods sold	8,034	9,276	8,433	26,963	23,403

Gross profit	5,996	7,818	5,545	21,505	14,552

Operating expenses:

Research & development	1,682	1,348	1,051	4,283	3,270
Selling, general and administrative	2,191	2,369	2,475	7,016	6,783
Total operating expenses	3,873	3,717	3,526	11,299	10,053

Operating income	2,123	4,101	2,019	10,206	4,499

Interest and other income, net	390	359	496	1,064	1,434

Income before income taxes	2,513	4,460	2,515	11,270	5,933
Provision for income taxes	1,026	890	857	3,185	1,972
Net income	$1,487	$3,570	$1,658	$8,085	$3,961

Earnings per share, basic	$0.05	$0.13	$0.06	$0.29	$0.14
Earnings per share, diluted	$0.05	$0.12	$0.06	$0.28	$0.14

Weighted-average shares used in computing per share amounts:

Basic	27,996	28,088	27,657	28,029	27,470
Diluted	28,613	28,844	28,380	28,751	28,669

Stock based compensation included in the Condensed Consolidated Statement of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2008	2007	2008	2007

Cost of goods sold	$75	$72	$82	$220	$237
Research & development	123	96	121	324	371
Selling, general and administrative	150	141	184	442	541
	$348	$309	$387	$986	$1,149

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31, 2008	March 31, 2008
Cash and cash equivalents	$12,330	$15,899
Short-term investments	35,313	23,666
Accounts receivable	7,420	7,476
Inventory	13,481	15,704
Other current assets	3,842	3,134
Net property and equipment	5,366	5,840
Long-term investments	15,094	15,605
Other assets	783	991
Total assets	$93,629	$88,315

Current liabilities	$8,620	$10,809
Long-term liabilities	312	366
Stockholders' equity	84,697	77,140
Total liabilities and stockholders' equity	$93,629	$88,315

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-980-8388
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550